Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 138	(415) 433-3777
cpelz@lhai.com

ImageWare Systems Closes Approximately $3.0 Million Private Placement

SAN DIEGO, CA, September 26, 2007 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, today announced it closed a private placement for approximately 2.0 million shares of common stock at $1.50 per share and warrants to purchase approximately 1.0 million shares of common stock to accredited investors, including existing ImageWare shareholders. The warrants have a term of 5.5 years and are initially exercisable at $1.67 per share beginning March 26, 2008. The offering generated gross proceeds of approximately $3.0 million, which the company will use for general working capital purposes.

Empire Financial Group, Inc. acted as placement agent in the transaction. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be reoffered or resold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. ImageWare has agreed to file a registration statement covering resale of the securities by the accredited investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the number of shares of common stock actually issued pursuant to the warrants, uncertainties associated with the use of proceeds from the sale of common stock and the warrants, uncertainties associated with adjustments, conditions, restrictions and protections included in the terms of the financing agreements, the common stock, the warrants and other documents related to the sale of the common stock and warrants and related transactions and factors described from time to time in reports filed by ImageWare with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, as amended. A more complete description of ImageWare’s business is provided in the Company’s most recent annual, quarterly and current reports, which are available from ImageWare without charge or at http://www.sec.gov/.

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